EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Simtrol, Inc. on Form S-8 [File No. 333-148890] of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated March 26, 2010, with respect to our audits of the consolidated financial statements of Simtrol, Inc. and Subsidiaries as of December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008, which report is included in this Annual Report on Form 10-K of Simtrol, Inc. for the year ended December 31, 2009.

Our report on the consolidated financial statements refers to a change in method of accounting for certain convertible debt and equity instruments effective January 1, 2009.

/s/ Marcum LLP

New York, New York
March 26, 2010